SEATTLE - (June 13, 2018) - HomeStreet, Inc. (Nasdaq: HMST) (“HomeStreet”), the parent company of HomeStreet Bank (the “Bank” and together with HomeStreet, the “Company”) is taking steps to streamline operations in its Mortgage Banking segment after experiencing several quarters of single family mortgage market challenges that have reduced loan origination volume and profit margins. Among other things, the Bank will close, consolidate, or reduce space in nineteen single family home lending centers (“HLCs”), including both primary and satellite offices and at one regional processing center.
The Company is taking these actions to streamline mortgage operations in response to challenging market conditions. Purchase demand has declined as a result of an ongoing shortage of new and resale housing in our markets and demand for refinance mortgages has also declined in the face of rising interest rates. Profit margins have declined due to competitive pressure and a shift in loan mix as a result of higher demand for jumbo non-conforming and high-balance conforming loans due to increasing property values, and lower FHA loan demand due to the reduced attractiveness of FHA loan products. Jumbo non-conforming loans and high-balance conforming loans have lower profit margins than conforming conventional loans and FHA loans have generally higher profit margins than conventional conforming loans. To mitigate the impact of these challenges on the profitability of our Mortgage Banking segment and to improve efficiency and reduce consolidated earnings volatility, the Company is closing or consolidating the affected HLCs that have been most affected by these market conditions.
“The market conditions, cost structure, and product mix of these offices have changed dramatically since we entered these markets, said Mark K. Mason, HomeStreet Chairman, President, CEO. “By reducing expenses and consolidating offices in some markets and exiting other markets, we believe that we will be able to improve the profitability of our mortgage banking segment while also allowing us the ability to maximize our opportunities in our core markets.”
As a result of these closures and consolidations, management expects that headcount in the Company’s Mortgage Banking segment will decrease by approximately 127 full time equivalent employees, or 10% of the total headcount for that segment as of March 31, 2018. The employees in all of the affected locations have been notified.
The one-time financial impact of these closures and consolidations on the Mortgage Banking segment is expected to be as follows:
Second quarter of 2018

•
$6.5 million one-time pre-tax charge related to lease terminations and the write-off of fixed assets and tenant improvements at eleven HLCs. This includes the closure of three of the Bank’s primary HLCs in Arizona, the closure of two primary HLCs and one satellite HLC in California, the consolidation of one primary and two satellite HLC in San Diego County into a nearby office, and the consolidation of two HLCs in Seattle into two nearby offices,

Third quarter of 2018

•
$2.8 million one-time pre-tax charge related to lease terminations and the write-off of fixed assets and tenant improvements at seven locations. This includes the closure of two primary HLCs and four satellite HLCs in Arizona and California, the consolidation of one primary HLC in San Diego County into the remaining office in San Diego County, and the reduction of space in one regional processing center in northern California

•	$428,000 one-time pre-tax severance charge.
Following the closures and consolidations in the second and third quarters of 2018, the total expected annualized pre-tax expense savings related to the Mortgage Banking segment streamlining is estimated to be $13.1 million. Management is currently analyzing the impact of these streamlining steps on loan volumes and composite profit margins for the remainder of the year and expects to provide updated guidance at the Company’s regular quarterly earnings call.
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about many aspects of the streamlining of the mortgage banking segment, including the actual amount of charges incurred, anticipated future savings and expected operating efficiencies, which we may not be able to realize, expectations about revenue, income, origination volume and the direction and impact of economic growth and conditions in our primary markets, and factors that affect the success of the measures announced in this release, as well as statements that anticipate these events, are forward looking in nature. We cannot give assurances that additional restructuring charges will not be taken in the future as market conditions evolve or that our expectations about income and origination volume will not change. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. You should consider, among other things, the risk factors included in our periodic reports filed with the Securities and Exchange Commission, including but not limited to our most recent Quarterly Report on Form 10-Q for the second quarter of this year. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date

HomeStreet, Inc.
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